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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             OHIO EDISON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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FirstEnergy Merger Update                                              [LOGO]


         For Employees of the Ohio Edison System and Centerior Energy

Issue 8                                                      February 19, 1997

EMPLOYEES URGED TO VOTE FOR THE MERGER

        Over the next several weeks, Ohio Edison and Centerior employees will have the opportunity to attend meetings discussing the merger and the reasons why it deserves their support.

        Before the proxy on the merger was mailed to shareholders, we were restricted by law concerning what could be said about the merger to shareholders, and that includes many employees.

        In management presentations to employee groups, the message is clear:
The merger represents the best interests of our customers and shareholders. At the same time, the merger will lead to more opportunities for employees than if our companies had remained separate. That's because we're working together to create a new company that will be better positioned to compete and succeed in tomorrow's energy market.

        Our merger is a natural alliance that makes sense.

                                     /X/

        Here are some reasons why:

STRONG ELECTRIC SALES - 64-billion kilowatt-hours annually.

ATTRACTIVE PROSPECTS FOR FUTURE GROWTH - 2.1 million customers and a 13,200-square-mile service area that is one of the nation's leaders in attracting new businesses due to a better mix of location sites and infrastructure.

GREATER FINANCIAL RESOURCES - $5 billion in annual revenues and more than $18 billion in assets.

RELIABLE POWER SUPPLIES - 11,681 megawatts of generating capability.

STRATEGIC LOCATION - within a 500-mile radius of one-half of the U.S. population, which will be a key asset in a competitive market.

STRONGER TRANSMISSION NETWORK - 6,500 miles of transmission lines and 57 interconnections with 8 other electric systems. That means greater access to outside markets and new customers.

BETTER OPPORTUNITIES FOR OFF-SYSTEM ELECTIC SALES - including growing markets in Canada and the eastern part of the United States.

        "The sooner we make this merger happen, the sooner we can begin to offer its many benefits to employees, shareholders and customers. And, it all starts with the approval of employees who are also shareholders," said Ohio Edison Chairman and CEO Will Holland, who will also serve as FirstEnergy chairman, president and CEO.

        At the meetings, which will be held at most company locations over the next several weeks, employees will also be encouraged to spread the word about the importance of the merger with fellow employees, retirees and any other shareholders they know.

FINANCIAL EXPERTS SUPPORT THE MERGER

        A number of financial analysts who follow the companies are supporting the merger.

        While not all of them have come out in favor of it, we don't know of any who oppose it. Here are a few of the comments from those who support the merger:

        "We believe that the merger will be very positive for both companies, simply because neither of them could have reached real value separately." - DANIELE M. SEITZ, UBS SECURITIES

        "We view the merger favorably for the shareholders of both

                                                        Continued on page 2

                     FINANCIAL EXPERTS SUPPORT THE MERGER

                            CONTINUED FROM PAGE 1

companies over the long term." - DAN RUDAKAS, EVEREN SECURITIES, INC.

        "Ohio Edison/FirstEnergy Corp. is guided by an above-average management team that has implemented a proactive strategy that should favorably position the company in a deregulated environment. This is emphasized by management's successful track record on controlling costs, reducing debt, and creative strategies focused on improving the company's financial position." - ANDREW REDINGER, NATCITY INVESTMENTS, INC.

        "Based on our analysis, the merger would enhance the long-term prospects for earnings and dividend growth and strengthen Ohio Edison's competitive position." - LINDA BYUS, NESBITT BURNS SECURITIES.


             LOANED EMPLOYEE PROGRAM HELPS MANAGE CHANGING NEEDS

        On a trial basis, a Loaned Employee Program has been introduced to help both companies make the best use of employee talents and know-how during the merger transition period. The program offers employees an opportunity to work with another group, broadening their skills.

        Loaned employees will be contracted to the requesting company to fill staffing needs. Employees participating in this program will remain employed by the company that originally hired them and maintain their current benefits, including vacation. However, loaned employees will receive holiday benefits in accordance with the holidays observed by the company they are assigned to.

        There are two ways to obtain the services of a loaned employee. The first method is through a posting procedure that allows employees to bid on an assignment. The second method involves an employee being nominated by a manager to fill a specific need for one of the companies. This option is voluntary for a nominated employee.

        If the loan assignment ends or is terminated, the loaning company is responsible for placing the employee in a position or following existing practices if no appropriate position is available. Employees accepting a temporary loaned employee position will not be given a preferred status as staffing decisions are made for our new organization.

        The Loaned Employee Program may be used before the companies consider outside sources for staffing. Employees interested in the Loaned Employee Program should contact their Human Resources Department for more information.

                  [LOGO] FIRSTENERGY TRANSITION TEAM
                              SHAPING OUR FUTURE

         PENNSYLVANIA UTILITY COMMISSION APPROVES FIRSTENERGY MERGER

        The Pennsylvania Public Utility Commission (PUC) on February 13 approved Penn Power's application to transfer Ohio Edison stock to FirstEnergy stock. Voting 4 to 1 in favor of the merger, the PUC deemed the transaction to be in the public interest and one that "will not adversely impact the ratepayers" of Penn Power.

        "This means another step has been taken toward a successful merger with Centerior Energy Corporation," said Penn Power Vice President, Secretary, Treasurer, and General Counsel Robert Wushinske.

                PUCO REQUESTS JOINT HEARING WITH FERC ON MERGER

     In the event that the Federal Energy Regulatory Commission (FERC) would hold a hearing on our merger application, the Public Utilities Commission of Ohio (PUCO) has requested that they participate in the hearing for fact-finding purposes.

     In a prepared statement, the PUCO said that since both commissions, under different regulatory authority, would be reviewing common merger-related issues, the PUCO would benefit from a joint proceeding in Washington, D.C.

     We have responded to the PUCO's request by noting in a filing with FERC that there's no need to hold a hearing because the record already supports an approval by FERC on the proposed formation of FirstEnergy. However, if FERC determines that a hearing is necessary, we do not object to the PUCO's request.

     In our filing, we pointed out that the merger will enable the companies to generate savings that are necessary to offset our operating costs. As a result, prompt approval is critical to the companies' future welfare, which distinguishes our case from other mergers currently before the FERC or that have been before the Commission in recent years. We also said the merger promises to provide immediate and significant savings to our customers, which we believe exceed those offered by any other merger applicant before the FERC.

     Under the Federal Power Act, FERC has the authority to approve the FirstEnergy merger as soon as it determines that it is consistent with public interest. Since Centerior customers will not benefit from the PUCO-approved
Rate Reduction and Economic Development Plan until after the merger is approved, and the fact that more than 100 resolutions supporting the merger from communities and organizations throughout our service areas have been filed with FERC, we are urging the Commission to take prompt action on the FirstEnergy merger.

TRANSITION TEAM SETS STRATEGIC GOALS

     The Transition Management Team has developed seven strategic goals that will help ensure that our companies will become a stronger organization, better positioned to thrive in the energy industry.

STRATEGIC GOALS

- Exceed customers' service expectations by providing superior value and high-quality products and services at competitive prices

- Focus on our core business and our unrelenting dedication to continuous improvement in our operations

- Focus our efforts to increase profitable sales and offer related services that will produce solid growth and financial strength

-    Establish FirstEnergy brands as the region's most respected

- Develop programs that motivate employees to achieve the superior performance necessary to meet the challenges of a more competitive energy industry

- Enhance shareholder value by aggressively reducing debt, pursuing opportunities that will grow our business, and providing appropriate earnings and dividend growth in the years ahead

-    Meet the highest standards of business conduct and community service

EMPLOYEE HOTLINES

     Employees with questions concerning the FirstEnergy merger are encouraged to call the special information hotlines:

OHIO EDISON/PENN POWER                       CENTERIOR/CEI/TOLEDO EDISON
Communications Services                      Customer and Corporate
Akron General Office                         Communications
330-384-3773                                 Centerior General Office
                                             216-520-9455

         INTERNET WEB SITES CONTAIN MORE INFORMATION ABOUT THE MERGER


        There's now more merger information available through each of the companies' Web sites on the Internet. With the acceptance of our merger registration statement by the Securities and Exchange Commission (SEC) on February 5, both companies are expanding their Internet sites to include detailed information about the benefits of the merger.

        Ohio Edison's Web site - HTTP://WWW.OHIOEDISON.COM - includes a FirstEnergy home page that has, among other things, an extensive list of questions and answers. The site can also link up to the SEC's Web site, enabling the user to review the entire text of the companies' proxy statement on the formation of FirstEnergy.

        Centerior's Web site, which was recently redesigned and expanded, can be reached by using the Internet address - HTTP://WWW.CENTERIOR.COM. Also, each company's Web site has a link to the home page of the other company.


                             QUESTIONS & ANSWERS

        If you have questions concerning the proposed merger, please call one of the employee hotlines. Here are some questions we've received.

        Q:  WHY SHOULD I SUPPORT THIS MERGER IF IT COULD COST ME MY JOB?

        A: Not voting for the merger because of concern for your job could be shortsighted. The greater threat to jobs would be for us to take a "business as usual" approach. We're much better off working for a larger, stronger, more competitive company - and that's exactly what we will accomplish through the merger. Keep in mind, customers create jobs - not companies - and we're doubling our customer base through the merger. This will mean more opportunities for employees. In addition, as the 11th largest investor-owned electric system in the country, it will be more difficult for another utility to take us over.

        Q:  WILL EACH COMPANY KEEP A SEPARATE WORK FORCE?

        A: The role of the holding company and the organization of the operating companies will be determined by the Transition Management Team.

        Q: WHY DOES THE MERGER AGREEMENT INCLUDE SEVERANCE ARRANGEMENTS FOR OFFICERS OF BOTH COMPANIES?

        A: In mergers, severance arrangements for the affected companies' officers are common. And our compensation level - 2.99 times an executive's annual salary and bonus, plus health care benefits for three years - is typical for larger companies. The arrangements are intended to ensure that the individuals will be free to make objective decisions and put in place the best plan for shareholders when a change of control is occurring or perceived as imminent.

        Q: BESIDES THE SHARES I OWN THROUGH THE 401(k) PLAN, I ALSO OWN SHARES THAT ARE HELD IN MY BROKER'S NAME. WILL MY BROKER VOTE MY SHARES FOR ME?

        A: Your broker will vote your shares only if you provide written instructions on how to vote. Absent such instructions, your shares held in what is called "street name" will not be voted. Therefore, we urge you to instruct your broker in writing to vote your shares for the merger. To ensure that your broker receives your instructions, we suggest that you send them by fax or by certified mail, return receipt requested, and that you also call your broker to make sure your instructions were received.

        Q:  HAS THE PUCO APPROVED OUR MERGER?

        A: No. The PUCO has approved our rate plan for customers of CEI and Toledo Edison, which is a key element of our merger agreement. While the Commission is reviewing merger-related matters in a separate proceeding, the PUCO does not have jurisdiction to approve the merger.